Exhibit 99.1

New REZOLVE-AD Maintenance Data in Atopic Dermatitis Demonstrate Rezpegaldesleukin Resulted in Durable and New Responses Across Key Disease Measurements with Both Monthly and Quarterly Dosing

71% and 83% of patients maintained EASI-75 responses and 85% and 63% maintained vIGA-AD 0/1 responses with 24 µg/kg monthly and quarterly dosing, respectively

Meaningful improvement in responses observed across key efficacy endpoints at week 52 with both monthly and quarterly dosing, including an up to 5-fold increase in EASI-100 response rates

Favorable safety profile consistent with previously reported results for rezpegaldesleukin

Durability of maintained response rates supports advancement to pivotal Phase 3 program evaluating both monthly and quarterly maintenance dosing

Data validate novel first-in-class regulatory T-cell mechanism as a potential best-in-class immune-modulator

Conference call and webcast today at 8:00 am ET / 5:00 am PT

SAN FRANCISCO, February 10, 2025 /PRNewswire/ — Nektar Therapeutics (Nasdaq: NKTR), a clinical-stage biotechnology company focused on development of novel immunology therapies, today announced positive results from the 36-week blinded maintenance period of the 52-week REZOLVE-AD study of rezpegaldesleukin, a novel regulatory T-cell (Treg) biologic, in patients with moderate-to-severe atopic dermatitis (AD).

The global REZOLVE-AD Phase 2b study enrolled 393 patients with moderate-to-severe atopic dermatitis. Patients were randomized (3:3:3:2) to receive subcutaneous treatment with three doses of rezpegaldesleukin or placebo for a 16-week induction period. Following a 16-week induction period, rezpegaldesleukin-treated patients who achieved Eczema Area Severity Index (EASI) percent score reductions of at least 50 were re-randomized (1:1) to continue at the same induction dose given monthly (Q4W) or quarterly (Q12W) through week 52 in a blinded 36-week maintenance period. Patients that did not achieve an EASI-50 during the 16-week induction period entered into a treatment escape arm for up to 36 weeks.

Rezpegaldesleukin Demonstrated Long-Term Durability and Continued AD Disease Symptom Improvement in Maintenance

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Durability of Treatment Effect: Q4W and Q12W dosing regimens resulted in sustained disease control for EASI-75, EASI-90, validated Investigator Global Assessment of Atopic Dermatitis (vIGA-AD) response, and Itch Numerical Rating Scale (NRS) response, with the 24 µg/kg Q4W and Q12W regimens showing the highest maintenance of response at week 52.

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New and Deepening of Response Over Time: A meaningful proportion of patients achieved new EASI-75, EASI-90, Itch NRS and vIGA-AD 0/1 responses at Week 52, supporting increased disease control with prolonged therapy and less frequent dosing.

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Meaningful Conversions to EASI-100: In maintenance, a 2 to 5-fold increase in percentage of patients who achieved EASI-100 was observed in the 24 µg/kg Q4W and Q12W dosing regimens. Among all re-randomized patients from week 16 to week 52, Q4W maintenance dosing increased EASI-100 response from 4% to 22% and Q12W dosing increased EASI-100 response from 9% to 18%. Among re-randomized patients who had an EASI-75 or vIGA-AD response at maintenance baseline, Q4W dosing increased EASI-100 response from 6% to 30% and Q12W dosing increased EASI-100 response from 14% to 27%.

“These data show that rezpegaldesleukin, as a broad-based Treg agonist, is emerging as one of the most important mechanisms in development to treat atopic dermatitis,” said Jonathan Silverberg, MD, PhD, MPH, Professor of Dermatology at The George Washington University School of Medicine and Health Sciences in Washington, DC. “With both monthly and quarterly maintenance dosing, new and sustained responses were observed across the key endpoints of EASI-75, vIGA-0/1 and itch and with a large proportion of patients achieving complete clearance with EASI-100.”

Week 52 Efficacy Measurements in Maintenance

Maintenance of Response Among Re-Randomized Patients Achieving EASI-50 in 16-Week Induction
	24 µg/kg Q4W (pooled)	24 µg/kg Q12W (pooled)	18 µg/kg Q4W	18 µg/kg Q12W
Number of Patients	N=55	N=56	N=28	N=28
EASI-75	71% (n=36)	83% (n=35)	81% (n=20)	76% (n=19)
EASI-90	80% (n=18)	78% (n=20)	57% (n=8)	57% (n=7)
vIGA-AD 0/1	85% (n=14)	63% (n=21)	81% (n=12)	62% (n=9)
Itch NRS*	75% (n=25)	77% (n=17)	56% (n=14)	61% (n=6)

N=xx is the entire maintenance population; (n=xx) is the denominator which equals the number of responders at Week 16; % represents proportion of patients who maintained that response at Week 52

*	Only patients with baseline Itch NRS ≥ 4 used as denominator for assessing Itch NRS response

New Responses Among Re-Randomized Patients Achieving EASI-50 in 16-Week Induction
	24 µg/kg Q4W (pooled)	24 µg/kg Q12W (pooled)	18 µg/kg Q4W	18 µg/kg Q12W
Number of Patients	N=55	N=56	N=28	N=28
EASI-75	51% (n=19)	39% (n=21)	17% (n=8)	62% (n=9)
EASI-90	33% (n=37)	26% (n=36)	37% (n=20)	33% (n=21)
vIGA-AD 0/1	41% (n=41)	40% (n=35)	23% (n=16)	36% (n=19)
Itch NRS*	33% (n=26)	18% (n=32)	31% (n=13)	18% (n=17)

N=xx is the entire maintenance population; (n=xx) is the denominator which equals the number of responders at Week 16; % represents proportion of patients who maintained that response at Week 52

*	Only patients with baseline Itch NRS ≥ 4 used as denominator for assessing Itch NRS response

“These data highlight that rezpegaldesleukin offers a completely novel therapeutic modality for the potential treatment of atopic dermatitis with numerous advantages to existing classes,” said David Rosmarin M.D., Chair, Department of Dermatology and Associate Professor of Dermatology, Indiana University School of Medicine. “Importantly, we don’t see any increased risk of incidence of conjunctivitis, oral herpes, oral ulcers or malignancies with this MOA as has been observed with other mechanisms. The investigators are looking forward to initiating Phase 3 studies as quickly as possible.”

“These new REZOLVE-AD study results reinforce the promise of the Treg mechanism to treat atopic dermatitis,” said Howard W. Robin, President and CEO of Nektar Therapeutics. “In the induction part of REZOLVE-AD, we saw a rapid onset of EASI-75 response and itch relief early in treatment, and, for the first time with Tregs, we observed meaningful improvement in self-reported asthma control in patients with co-morbid asthma. The combined data from induction and maintenance now showcase the potential of a Treg biologic to offer compelling efficacy and safety advantages and less frequent maintenance dosing as compared to current mechanisms. We look forward to advancing to Phase 3 studies quickly with the goal of submitting a BLA in 2029.”

The safety profile of rezpegaldesleukin in maintenance was consistent with observations from the induction part of the study. Rezpegaldesleukin was well-tolerated with no new safety concerns identified during the 36-week maintenance and escape periods. The discontinuation rate due to adverse events was 3.5% for all aggregated patients. Overall rates of treatment-emergent adverse events (TEAEs) were 72% for re-randomized rezpegaldesleukin treated patients, 65% for placebo patients in maintenance, and 83% for all escape patients. The most frequent TEAE was injection site reactions, nearly all of which were mild (77%), and which occurred at a lower rate and frequency than observed in the initial induction part of the study (discontinuation rate due to injection site reactions was 0.7%).

Conference Call and Webcast to Discuss Results of Phase 2b REZOLVE-AD Maintenance Data

Nektar management will host a conference call and live webcast with Drs. Silverberg and Rosmarin today, February 10, 2026, to review the results at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time.

The accompanying slides and the webcast of the conference call can be accessed through a link on Nektar’s website on the investor relations page. To access the webcast directly, please click on the following link to register to join the Zoom webcast: https://events.q4inc.com/attendee/811634486.

The event, the press release and the slides will also be available on the events section of the Nektar website at https://ir.nektar.com/events-and-presentations/events. A replay of the webcast will be available for at least 30 days following the event.

About REZOLVE-AD Phase 2b Study

The global 393-patient Phase 2b study was conducted in patients with moderate to severe atopic dermatitis. Patients were randomized (3:3:3:2) to receive subcutaneous treatment with three doses of rezpegaldesleukin: a high dose of 24 µg/kg every two weeks (Q2W), a middle dose of 18 µg/kg every two weeks (Q2W), and a low dose of 24 µg/kg every four weeks (Q4W), or placebo Q2W. The primary endpoint and secondary endpoints were assessed at Week 16. Following the induction period, rezpegaldesleukin-treated patients who achieved EASI percent reductions of at least 50 were re-randomized (1:1) to continue at the same dose level on a Q4W or Q12W regimen through Week 52 in a blinded maintenance period. Placebo patients with EASI percent score reductions of at least 50 continue to receive placebo Q4W.

The REZOLVE-AD trial was initiated in October 2023 and enrolled patients across approximately 110 sites globally. Enrollment included 68% of patients treated in Europe, 16% in the United States, 11% in Canada, and 5% in Australia. Key eligibility criteria included a minimum EASI score of 16.0, Body Surface Area (BSA) involvement of at least 10%, and a vIGA-AD score of at least 3 at screening and randomization.

About Rezpegaldesleukin

Autoimmune and inflammatory diseases cause the immune system to mistakenly attack and damage healthy cells in a person’s body. A failure of the body’s self-tolerance mechanisms enables the formation of the pathogenic T lymphocytes that conduct this attack. Rezpegaldesleukin is a potential first-in-class resolution therapeutic that may address the underlying immune system imbalance in people with many autoimmune and inflammatory conditions. It targets the interleukin-2 receptor complex in the body in order to stimulate proliferation of powerful inhibitory immune cells known as regulatory T cells. By activating these cells, rezpegaldesleukin may act to bring the immune system back into balance.

In February 2025, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable. In July 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of severe alopecia areata (AA) in adults and pediatric patients 12 years of age and older who weigh at least 40 kg.

Rezpegaldesleukin is being developed as a self-administered injection for a number of autoimmune and inflammatory diseases. It is wholly-owned by Nektar Therapeutics.

About Atopic Dermatitis

Atopic Dermatitis is the most common type of eczema, affecting approximately 30 million people in the United States1. AD is characterized by a defect in the skin barrier, which allows allergens and other irritants to enter the skin, leading to an immune reaction and inflammation.

[1]	Eczema stats. National Eczema Association. (2022, September 27). https://nationaleczema.org/research/eczema-facts/

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in one Phase 2b clinical trial in atopic dermatitis, one Phase 2b clinical trial in alopecia areata, and in one Phase 2 clinical trial in Type 1 diabetes mellitus. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “plan,” “advance” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, the timing and design of Phase 3 clinical studies, the timing of any BLA submission, the potential for rezpegaldesleukin to be a first-in-class T regulatory cell therapy, the potential market opportunity in atopic dermatitis and alopecia areata, and the high unmet need for a new mechanism of action in atopic dermatitis and alopecia areata. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin is an investigational agent and continued research and development for this drug candidate is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin is in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) Fast Track designations do not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; and (vi) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For Investors:

Vivian Wu

VWu@nektar.com

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com

212-915-2577

For Media:

Jonathon Pappas

LifeSci Communications

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